Exhibit 21

G&L Realty Corp.

List of Subsidiaries

November 1, 2004

1.	G&L Realty Partnership, L.P., a Delaware limited partnership

2.	435 N. Roxbury Drive, Ltd., a California limited partnership

3.	G&L Grabel San Pedro, LLC

4.	G&L Holy Cross, LLC

5.	G&L Holy Cross Managers Corp., a California corporation

6.	G&L Tustin, LLC

7.	G&L Tustin Managers Corp., a California corporation

8.	G&L Valencia, LLC

18.	G&L Lyons, LLC

19.	G&L Coronado (1998), LLC

20.	Lakeview Associates, LLC

21.	Tustin Heritage Place, LLC

22.	G&L Massachusetts, LLC

23.	G&L Aspen, LLC

24.	G&L Tustin II, LLC

25.	G&L Tustin III, LLC

26.	G&L Senior Care Partnership, L.P.

27.	GLR/Yorba Linda, LLC

28.	405 Bedford, LLC

29.	415 Bedford, LLC

30.	416 Bedford, LLC

31.	435 Bedford, LLC

32.	G&L 436 Bedford, LLC

33.	G&L Sherman Oaks, LLC

34.	G&L 4150 Regents, LLC